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                                                                      EXHIBIT 12

                            WMX TECHNOLOGIES, INC.

                      Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)

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                                                                 Three Months
                                                                Ended March 31
                                                              ------------------
                                                               1996       1997
                                                              ------     -------
Income from Continuing Operations Before Income
   Taxes, Undistributed Earnings from Affiliated
   Companies and Minority Interest .......................    $324.6     $330.4

Interest Expense..........................................     111.0      113.3

Captialized Interest......................................     (17.2)     (14.9)

One-Third of Rents Payable in the Next Year...............      13.8       12.5
                                                              ------     ------
Income from Continuing Operations Before Income
   Taxes, Undistributed Earnings from Affiliated
   Companies, Minority Interest, Interest and
   One-Third of Rents.....................................    $432.2     $441.3
                                                              ======     ======

Interest Expense..........................................    $111.0     $113.3

One-Third of Rents Payable in the Next Year...............      13.8       12.5
                                                              ------     ------
Interest Expense plus One-third of Rents..................    $124.8     $125.8
                                                              ======     ======
Ratio of Earnings to Fixed Charges........................ 3.46 to 1  3.51 to 1

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